Exhibit 99.1

June 17, 2009                                                                                                                    FOR IMMEDIATE RELEASE

RAYMOND JAMES RESPONDS TO FINRA
ACTION ON STOCK LOAN MATTER

ST. PETERSBURG, Fla. – Raymond James & Associates (member NYSE/SIPC) has agreed to a censure and $1 million fine by the Financial Industry Regulatory Authority (FINRA), regarding stock loan transactions and finders payments during the years 2002 through early 2005. In settling the matter, Raymond James neither admitted nor denied any of the allegations.
In early 2005, as a result of growing concerns about alleged abuses in the industry-wide practice, Raymond James voluntarily made changes to its business practices and supervision of its stock loan business including the elimination of stock loan finders. The firm also implemented more extensive written supervisory procedures and began requiring licensing of traders and supervisors. It was later that year that FINRA raised concerns about the practice and began its industry-wide investigation.
After more than four years, Raymond James is pleased to have the matter settled. The concerns raised by FINRA as a result of its investigation did not relate to any Raymond James customers, customer accounts or customer complaints.
In 2008, Raymond James retained an outside consultant that completed a thorough review of documented stock loan procedures and processes, and concluded there were no significant issues.

About Raymond James & Associates

Raymond James & Associates, which has built a national reputation during the past 44 years as a leader in financial planning for individuals, corporations and municipalities, is a wholly owned subsidiary of Raymond James Financial, Inc. (NYSE-RJF), a financial services holding company. Through its three principal broker/dealer subsidiaries, Raymond James Financial has more than 5,000 financial advisors serving 1.8 million accounts in 2,200 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $183 billion, of which approximately $28 billion are managed by the firm’s asset management subsidiaries.

For additional information, please contact Anthea Penrose at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.